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                                                                   EXHIBIT 10.11

                                  June 2, 1997



Mr. John A. Crooks, Jr.
5916 Broadmeade Drive
Plano, Texas 75093

          Re:  Talton Holdings, Inc.

Dear Mr. Crooks:

     This letter is to evidence that John A. Crooks, Jr. ("Crooks") shall have the following rights to acquire shares of stock in Talton Holdings, Inc. ("Talton") and to receive stock options:

          (a) Rights to Purchase Stock:  Crooks has the right to purchase from
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Talton up to 165 shares of Talton's Class A Common Stock at a per share price of
$2,000 per share. Such right may be exercised in whole or in part. Such right shall expire December 31, 1997.

          (b) Stock Options.  In accordance with a management stock option
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incentive plan to be established by Talton, but to be established no later than
December 31, 1997, Talton agrees to issue Crooks options to purchase 330 shares of Class A Common Stock at a per share strike price of $2,000 per share or on such other terms if a more favorable offering is determined or required. Such options shall be subject to a three year vesting period (1/3 per year) or such other period as may be required by law in order to make such options "incentive stock options". Such option may be exercised in whole or in part. Such options shall expire if not exercised on or before December 26, 2006.


                                       Sincerely,

                                       Talton Holdings, Inc.


                                       By:      /s/ TODD W. FOLLMER
                                              ------------------------
                                              Todd W. Follmer,
                                              Vice President